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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in these Amendments No. 1 to these Registration Statements Nos. 333-68120 and 333-68116 on Form S-4 of USA Networks, Inc. and Expedia, Inc., respectively, and the related Prospectuses and Information Statements of USA Networks, Inc. and Expedia, Inc. and to the incorporation by reference therein of our report dated February 1, 2001 (except for note 3 as to which the date is March 22, 2001), with respect to the consolidated financial statements and financial statement schedule of USA Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

New York, New York
November 9, 2001